Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2025 Results

~~•~~Q4 FY25 revenues of $1.84 billion, 5.8% organic growth(1); FY25 revenues of $7.48 billion, 3.1% organic growth(1); organic growth adjusted for divestitures
•Q4 FY25 net income of $98 million, adjusted EBITDA(1) of $177 million or 9.6% of revenue; FY25 net income of $362 million, adjusted EBITDA(1) of $710 million or 9.5% of revenue
•Q4 FY25 diluted earnings per share of $2.00, adjusted diluted earnings per share(1) of $2.57; FY25 diluted earnings per share of $7.17, adjusted diluted earnings per share(1) of $9.13
•Q4 FY25 cash flows provided by operating activities of $115 million, free cash flow(1) and transaction-adjusted free cash flow(1) of $236 million; FY25 cash flows provided by operating activities of $494 million, free cash flow(1) of $499 million, transaction-adjusted free cash flow(1) of $507 million
•Q4 FY25 net bookings of $1.3 billion; book-to-bill ratio of 0.7; trailing twelve months book-to-bill ratio of 0.9
•FY26 guidance introduced above prior targets for revenues, adjusted EBITDA(1), adjusted EBITDA margin(1), and adjusted diluted EPS(1)

RESTON, VA, March 17, 2025—Science Applications International Corporation (NASDAQ: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the fourth quarter and full fiscal year ended January 31, 2025.
“I am proud of the results we delivered in the quarter with revenue, adjusted EBITDA, adjusted earnings per share, and free cash flow ahead of guidance,” said Toni Townes-Whitley, SAIC Chief Executive Officer. “Subsequent to quarter close, we received a $1.8 billion award for our largest recompete win in recent years, the System Software Lifecycle Engineering program. This important win along with a backlog of submitted bids valued at approximately $20 billion reflect the momentum we are building inside the company. I want to thank the team for a strong finish to the year and for their commitment and dedication to our customers' mission during these uncertain times."
Fourth Quarter and Full Fiscal Year 2025: Summary Operating Results

	Three Months Ended				Year Ended
	January 31, 2025	Percent change		February 2, 2024	January 31, 2025	Percent change		February 2, 2024
	(in millions, except per share amounts)
Revenues	$1,838	6%		$1,737	$7,479	—%		$7,444
Operating income	138	75%		79	563	(24)%		741
Operating income as a percentage of revenues	7.5%	300	bps	4.5%	7.5%	-250	bps	10.0%
Adjusted operating income(1)	176	42%		124	705	7%		659
Adjusted operating income as a percentage of revenues	9.6%	250	bps	7.1%	9.4%	50	bps	8.9%
Net income	98	151%		39	362	(24)%		477
EBITDA(1)	175	48%		118	708	(21)%		891
EBITDA as a percentage of revenues	9.5%	270	bps	6.8%	9.5%	-250	bps	12.0%
Adjusted EBITDA(1)	177	39%		127	710	6%		668
Adjusted EBITDA as a percentage of revenues	9.6%	230	bps	7.3%	9.5%	50	bps	9.0%
Diluted earnings per share	$2.00	170%		$0.74	$7.17	(19)%		$8.88
Adjusted diluted earnings per share(1)	$2.57	80%		$1.43	$9.13	16%		$7.88
Net cash provided by operating activities	$115	83%		$63	$494	25%		$396
Free cash flow(1)	$236	143%		$97	$499	21%		$414
Transaction-adjusted free cash flow(1)	$236	98%		$119	$507	4%		$486
The Company utilizes a 52/53 week fiscal year ending on the Friday closest to January 31, with fiscal quarters typically consisting of 13 weeks. Fiscal years 2025 and 2024 both consisted of 52 weeks.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Fourth Quarter Summary Results
Revenues for the quarter increased $101 million compared to the prior year quarter primarily due to ramp up in volume on new and existing contracts, partially offset by contract completions.
Operating income as a percentage of revenues increased to 7.5% for the quarter as compared to 4.5% in the comparable prior year period primarily due to improved profitability across our contract portfolio, lower incentive-based compensation expense, and lower stock-based compensation related to the restructuring and executive transition.
Adjusted EBITDA(1) as a percentage of revenues for the quarter was 9.6%, compared to 7.3% for the prior year quarter primarily due to improved profitability across our contract portfolio, lower incentive-based compensation expense, and lower stock-based compensation related to the restructuring and executive transition.
Diluted earnings per share for the quarter was $2.00 compared to $0.74 in the prior year quarter. Adjusted diluted earnings per share(1) was $2.57 for the quarter compared to $1.43 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 49.0 million shares from 52.7 million during the prior year quarter.
Fiscal Year 2025 Summary Results
Revenues for the fiscal year increased $35 million compared to the prior year primarily due to ramp up in volume in existing and new contracts. This was partially offset by the sale of the Supply Chain Business ($188 million) in the prior year, and contract completions. Adjusting for the impact of the divestiture, revenues grew approximately 3.1%.
Operating income as a percentage of revenues for the fiscal year decreased compared to the prior year primarily due to a $233 million gain recognized from the sale of the Supply Chain Business and a $7 million gain recognized from the deconsolidation of FSA in the prior year. This was partially offset by improved profitability across our contract portfolio, the resolution of the Assault Amphibious Vehicle ("AAV") contract termination, lower incentive-based compensation expense, and lower stock-based compensation related to the restructuring and executive transition.
Adjusted EBITDA(1) as a percentage of revenues for the fiscal year increased compared to the prior year. The increase was driven by improved profitability across our contract portfolio, the resolution of the AAV contract termination, lower incentive-based compensation expense, and lower stock-based compensation related to the restructuring and executive transition.
Diluted earnings per share for the year was $7.17 compared to $8.88 in the prior year. Adjusted diluted earnings per share(1) was $9.13 for the year compared to $7.88 in the prior year. The weighted-average diluted shares outstanding during the year decreased to 50.5 million shares from 53.7 million shares during the prior year.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $115 million, an increase of $52 million compared to the prior year quarter, primarily due to lower tax payments in the current quarter, timing of vendor payments, and other changes in working capital, partially offset by higher cash outflows from the usage of the Master Accounts Receivable Purchase Agreement ("MARPA Facility") with MUFG bank, LTD.
Total cash flows provided by operating activities for the year were $494 million, an increase of $98 million from the prior year, primarily due to higher tax payments in fiscal 2024 from the sale of the Supply Chain Business and other changes in working capital, partially offset by higher incentive-based compensation payments in the current year.
During the quarter, SAIC deployed $163 million of capital, consisting of $130 million of share repurchases in accordance with established repurchase plans, $18 million in cash dividends to shareholders, and $15 million of capital expenditures. For the year, SAIC deployed $638 million of capital, consisting of share repurchases of $527 million (approximately 4.2 million shares) in accordance with established repurchase plans, cash dividends of $75 million to shareholders, and $36 million of capital expenditures.
Quarterly Dividend Declared
As previously announced, subsequent to fiscal year-end, the Company’s Board of Directors ("Board of Directors") declared a cash dividend of $0.37 per share of the Company’s common stock payable on April 25, 2025 to stockholders of record on April 11, 2025. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $1.3 billion, which reflects a book-to-bill ratio of approximately 0.7. Net bookings for the year were approximately $6.6 billion, which reflects a book-to-bill ratio of approximately 0.9.
SAIC’s estimated backlog at the end of fiscal year 2025 was approximately $21.9 billion of which $3.4 billion was funded.
SAIC was awarded the following contracts during the quarter:
Notable New Awards:
Department of Defense: During the quarter, SAIC was awarded the Defense Readiness Reporting System ("DRRS") Sustainment task order under the recently awarded Personnel and Readiness Infrastructure Support Management ("PRISM") Multiple Award Task Order Contract (“MATOC”) vehicle to support the Department of Defense ("DoD") and its need to obtain critical services in a shorter time frame. The $187 million task order has a 3-year period of performance (one-year base, plus two, one-year options), tasking SAIC with modernizing DRRS to create a predictive, proactive readiness management tool for the DoD.
Notable Recompete Awards:
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $480 million of contract awards by space and intelligence organizations. These awards represent a combination of new business and recompetes.
Notable Awards Subsequent to Period End (not included in current quarter bookings):
U.S. Army Combat Capabilities Development Command (CCDC) Aviation and Missile Center (AvMC): Subsequent to the end of the quarter, SAIC was awarded the System Software Lifecycle Engineering contract, a five-year (one year base, plus four, one-year option periods) $1.8 billion contract to continue mission engineering, integration, software development, and other life cycle support to CCDC-AvMC. Under the five-year award, SAIC will continue to develop and integrate advanced technologies throughout the software life cycle, including software development and maintenance.
Fiscal Year 2026 Guidance
The Company's outlook for fiscal year 2026 is being provided. The table below summarizes fiscal year 2026 guidance and represents our views as of March 17, 2025.

	CURRENT Fiscal Year	PRIOR Fiscal Year
	2026 Guidance	2026 Targets
Revenue	$7.60B - $7.75B	$7.55B - $7.75B
Adjusted EBITDA(1)	$715M - $735M	~$720M
Adjusted EBITDA Margin %(1)	9.4% - 9.6%	9.3% - 9.5%
Adjusted Diluted EPS(1)	$9.10 - $9.30	$8.90 - $9.10
Free Cash Flow(1)	$510M - $530M	$510M - $530M

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10 a.m. Eastern time on March 17, 2025. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier Fortune 500® technology integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, joseph.w.denardi@saic.com
Media: Kara Ross, kara.g.ross@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	January 31, 2025	February 2, 2024	January 31, 2025	February 2, 2024
	(in millions, except per share amounts)
Revenues	$1,838	$1,737	$7,479	$7,444
Cost of revenues	1,606	1,545	6,587	6,572
Selling, general and administrative expenses	94	114	339	373
(Gain) loss on divestitures, net of transaction costs	—	—	—	(240)
Other operating (income) expense	—	(1)	(10)	(2)
Operating income	138	79	563	741
Interest expense, net	29	32	126	120
Other (income) expense, net	2	(1)	9	1
Income before income taxes	107	48	428	620
Provision for income taxes	(9)	(9)	(66)	(143)
Net income	$98	$39	$362	$477

Weighted-average number of shares outstanding:
Basic	48.6	52.0	50.1	53.1
Diluted	49.0	52.7	50.5	53.7
Earnings per share:
Basic	$2.02	$0.75	$7.23	$8.98
Diluted	$2.00	$0.74	$7.17	$8.88

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 31, 2025	February 2, 2024
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$56	$94
Receivables, net	1,000	914
Prepaid expenses and other current assets	98	123
Total current assets	1,154	1,131
Goodwill	2,851	2,851
Intangible assets, net	779	894
Property, plant, and equipment, net	104	91
Operating lease right of use assets	164	152
Other assets	194	195
Total assets	$5,246	$5,314

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$744	$711
Accrued payroll and employee benefits	339	370
Debt, current portion	313	77
Total current liabilities	1,396	1,158
Debt, net of current portion	1,907	2,022
Operating lease liabilities	173	147
Deferred income taxes	24	28
Other long-term liabilities	169	174
Equity:
Total stockholders' equity	1,577	1,785
Total liabilities and stockholders' equity	$5,246	$5,314

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	January 31, 2025	February 2, 2024	January 31, 2025	February 2, 2024
	(in millions)
Cash flows from operating activities:
Net income	$98	$39	$362	$477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36	36	140	142
Deferred income taxes	12	16	(3)	(17)
Stock-based compensation expense	15	26	53	68
Gain on divestitures	—	—	—	(247)
Other	2	(2)	(7)	(6)
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisitions and divestitures:
Receivables	22	96	(86)	(46)
Prepaid expenses and other current assets	(7)	(56)	24	(43)
Other assets	(9)	(19)	1	(14)
Accounts payable and accrued liabilities	(71)	(128)	48	13
Accrued payroll and employee benefits	28	53	(31)	49
Operating lease assets and liabilities, net	1	(1)	(6)	(4)
Other long-term liabilities	(12)	3	(1)	24
Net cash provided by operating activities	115	63	494	396
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(15)	(11)	(36)	(27)
Purchases of marketable securities	(3)	(2)	(14)	(8)
Sales of marketable securities	2	1	12	6
Proceeds from sale of equity method investments	—	—	10	—
Proceeds from divestitures	—	—	—	356
Cash divested upon deconsolidation of joint venture	—	—	—	(8)
Other	(4)	2	(7)	(5)
Net cash (used in) provided by investing activities	(20)	(10)	(35)	314
Cash flows from financing activities:
Principal payments on borrowings	(325)	(166)	(1,381)	(441)
Proceeds from borrowings	385	—	1,499	160
Stock repurchased and retired or withheld for taxes on equity awards	(133)	(89)	(558)	(382)
Dividend payments to stockholders	(18)	(19)	(75)	(79)
Issuances of stock	6	4	20	17
Other	—	—	(3)	—
Net cash used in financing activities	(85)	(270)	(498)	(725)
Net increase (decrease) in cash, cash equivalents and restricted cash	10	(217)	(39)	(15)
Cash, cash equivalents and restricted cash at beginning of period	54	320	103	118
Cash, cash equivalents and restricted cash at end of period	$64	$103	$64	$103

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended		Year Ended
	January 31, 2025	February 2, 2024	January 31, 2025	February 2, 2024
	(in millions)
Revenues
Defense and Intelligence	$1,360	$1,352	$5,726	$5,817
Civilian	478	385	1,753	1,627
Total revenues	$1,838	$1,737	$7,479	$7,444

Operating income (loss)
Defense and Intelligence	$96	$100	$440	$436
Civilian	63	19	168	158
Corporate	(21)	(40)	(45)	147
Total operating income	$138	$79	$563	$741

Operating margin
Defense and Intelligence	7.1%	7.4%	7.7%	7.5%
Civilian	13.2%	4.9%	9.6%	9.7%
Total operating margin	7.5%	4.5%	7.5%	10.0%

Adjusted operating income (loss)(1)
Defense and Intelligence	$113	$117	$509	$504
Civilian	75	31	216	206
Corporate	(12)	(24)	(20)	(51)
Total adjusted operating income(1)	$176	$124	$705	$659

Adjusted operating margin(1)
Defense and Intelligence	8.3%	8.7%	8.9%	8.7%
Civilian	15.7%	8.1%	12.3%	12.7%
Total adjusted operating margin(1)	9.6%	7.1%	9.4%	8.9%

Defense and Intelligence Results
Revenues in the fourth quarter increased $8 million or 0.6% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts, partially offset by contract completions.
Revenues in the fiscal year decreased $91 million or 2% compared to the prior year primarily due to the sale of the Supply Chain Business ($188 million) in the prior year, and contract completions. This was partially offset by ramp up in volume on existing and new contracts. Adjusting for the impact of the divestiture, revenues grew 1.7%.
Operating income and adjusted operating income(1) as a percentage of revenues in the fourth quarter decreased compared to the same period in the prior year primarily due to timing and volume mix.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Operating income and adjusted operating income(1) as a percentage of revenues in the fiscal year increased from the prior year primarily due to ramp up in volume on existing and new contracts, and the resolution of the AAV contract termination, partially offset by contract completions and the gain on sale of the Supply Chain Business in the prior year.
Civilian Results
Revenues in the fourth quarter increased $93 million or 24% compared to the same period in the prior year primarily due to ramp up in volume on existing contracts, partially offset by contract completions.
Revenues in the fiscal year increased $126 million or 8% compared to the prior year primarily due to ramp up in volume on existing and new contracts, partially offset by contract completions.
Operating income and adjusted operating income(1) as a percentage of revenues in the fourth quarter increased compared to the same period in the prior year primarily due to improved profitability across our contract portfolio.
Operating income and adjusted operating income(1) as a percentage of revenues in the fiscal year decreased compared to the prior year primarily due to timing and volume mix.
Corporate Results
Operating loss and adjusted operating loss(1) in the fourth quarter decreased $19 million and $12 million, respectively, compared to the same period in the prior year primarily due to lower incentive-based compensation expense, including acceleration of stock-based compensation related to the reorganization and executive transition in the prior year.
Operating loss in the fiscal year increased $192 million compared to the prior year primarily due to gain on the sale of the Supply Chain Business in the prior year ($233 million) and the gain recognized from the deconsolidation of FSA ($7 million) in the prior year, partially offset by lower incentive-based compensation expense, and lower stock-based compensation related to the restructuring and executive transition.
Adjusted operating loss(1) in the fiscal year decreased $31 million compared to the prior year primarily due to lower incentive-based compensation expense, and lower stock-based compensation related to the restructuring and executive transition.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	January 31, 2025			February 2, 2024
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$2,599	$845	$3,444	$2,707	$832	$3,539
Negotiated unfunded backlog	15,341	3,072	18,413	16,316	2,908	19,224
Total backlog	$17,940	$3,917	$21,857	$19,023	$3,740	$22,763
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.
EBITDA and Adjusted EBITDA

	Three Months Ended		Year Ended
	January 31, 2025	February 2, 2024	January 31, 2025	February 2, 2024
	(in millions)
Revenues	$1,838	$1,737	$7,479	$7,444
Net income	98	39	362	477
Interest expense, net and loss on sale of receivables	32	34	140	129
Provision for income taxes	9	9	66	143
Depreciation and amortization	36	36	140	142
EBITDA(1)	$175	$118	$708	$891
EBITDA as a percentage of revenues	9.5%	6.8%	9.5%	12.0%
Acquisition and integration costs	—	—	(2)	1
Restructuring and impairment costs	4	15	8	23
Depreciation included in restructuring and impairment costs	(1)	(1)	(1)	(1)
Recovery of acquisition and integration costs and restructuring and impairment costs	(1)	(5)	(3)	(6)
Gain on divestitures, net of transaction costs	—	—	—	(240)
Adjusted EBITDA(1)	$177	$127	$710	$668
Adjusted EBITDA as a percentage of revenues	9.6%	7.3%	9.5%	9.0%
EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets, along with associated depreciation included in those restructuring and impairment costs.The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Operating Income

	Three Months Ended January 31, 2025
	GAAP results	Restructuring and impairment costs	Depreciation included in restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
	(in millions)
Defense and Intelligence	$96	$—	$—	$—	$1	$16	$113	8.3%
Civilian	63	—	—	—	—	12	75	15.7%
Corporate	(21)	4	(1)	(1)	7	—	(12)	NM
Total	$138	$4	$(1)	$(1)	$8	$28	$176	9.6%

	Three Months Ended February 2, 2024
	GAAP results	Restructuring and impairment costs	Depreciation included in restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
	(in millions)
Defense and Intelligence	$100	$—	$—	$—	$—	$17	$117	8.7%
Civilian	19	—	—	—	—	12	31	8.1%
Corporate	(40)	15	(1)	(5)	7	—	(24)	NM
Total	$79	$15	$(1)	$(5)	$7	$29	$124	7.1%

Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets, along with associated depreciation included in those restructuring and impairment costs. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Operating Income

	Year Ended January 31, 2025
	GAAP results	Acquisition and integration costs	Restructuring and impairment costs	Depreciation included in restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
	(in millions)
Defense and Intelligence	$440	$—	$—	$—	$—	$2	$67	$509	8.9%
Civilian	168	—	—	—	—	—	48	216	12.3%
Corporate	(45)	(2)	8	(1)	(3)	23	—	(20)	NM
Total	$563	$(2)	$8	$(1)	$(3)	$25	$115	$705	9.4%

	Year Ended February 2, 2024
	GAAP results	Acquisition and integration costs	Restructuring and impairment costs	Depreciation included in restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Depreciation of property, plant, and equipment	Amortization of intangible assets	Gain on divestitures, net of transaction costs	Non-GAAP results(1)	Non-GAAP operating margin(1)
	(in millions)
Defense and Intelligence	$436	$—	$—	$—	$—	$1	$67	$—	$504	8.7%
Civilian	158	—	—	—	—	—	48	—	206	12.7%
Corporate	147	1	23	(1)	(6)	25	—	(240)	(51)	NM
Total	$741	$1	$23	$(1)	$(6)	$26	$115	$(240)	$659	8.9%

Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets, along with associated depreciation included in those restructuring and impairment costs. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Three Months Ended January 31, 2025
	As Reported	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
	(in millions, except per share amounts)
Income before income taxes	$107	$4	$(1)	$28	$138
Income tax expense	(9)	(1)	—	(2)	(12)
Net income	$98	$3	$(1)	$26	$126

Diluted EPS	$2.00	$0.06	$(0.02)	$0.53	$2.57

	Three Months Ended February 2, 2024
	As Reported	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Gain on divestitures, net of transaction costs	Non-GAAP results(1)
	(in millions, except per share amounts)
Income before income taxes	$48	$15	$(5)	$29	$—	$87
Income tax expense	(9)	(1)	1	(5)	2	(12)
Net Income	$39	$14	$(4)	$24	$2	$75

Diluted EPS	$0.74	$0.27	$(0.08)	$0.46	$0.04	$1.43
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the sale of the logistics and supply chain management business, net of transaction costs. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Year Ended January 31, 2025
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
	(in millions, except per share amounts)
Income before income taxes	$428	$(2)	$8	$(3)	$115	$546
Income tax expense	(66)	—	(1)	—	(18)	(85)
Net income	$362	$(2)	$7	$(3)	$97	$461

Diluted EPS	$7.17	$(0.04)	$0.14	$(0.06)	$1.92	$9.13

	Year Ended February 2, 2024
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Gain on divestitures, net of transaction costs	Non-GAAP results(1)
	(in millions, except per share amounts)
Income before income taxes	$620	$1	$23	$(6)	$115	$(240)	$513
Income tax expense	(143)	—	(2)	1	(21)	75	(90)
Net Income	$477	$1	$21	$(5)	$94	$(165)	$423

Diluted EPS	$8.88	$0.02	$0.39	$(0.09)	$1.75	$(3.07)	$7.88
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	January 31, 2025	February 2, 2024	January 31, 2025	February 2, 2024
	(in millions)
Net cash provided by operating activities	$115	$63	$494	$396
Expenditures for property, plant, and equipment	(15)	(11)	(36)	(27)
Cash used (provided) by MARPA Facility	136	45	41	45
Free cash flow(1)	$236	$97	$499	$414
L&SCM divestiture transaction fees	—	—	—	7
L&SCM divestiture cash taxes	—	18	—	74
L&SCM divestiture transition services	—	4	8	(9)
Transaction-adjusted free cash flow(1)	$236	$119	$507	$486

FY26 Guidance
(in millions)
Net cash provided by operating activities	$545M to $565M
Expenditures for property, plant, and equipment	Approximately $35M
Free cash flow(1)	$510M to $530M

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. Transaction-adjusted free cash flow excludes cash taxes, transaction fees, and other costs related to the divestiture of the logistics and supply chain management business from free cash flow as previously defined. We believe that free cash flow and transaction-adjusted free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.